Exhibit 7.2

ASSET PURCHASE AGREEMENT

Among

UNCOMMON GIVING CORPORATION;

UGIV, LLC;

UNCOMMON WORKPLACE, LLC;

And

UGC HOLDINGS, INC.

dated as of

February 4, 2022

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2022, is entered into by and among UNCOMMON GIVING CORPORATION, a Delaware corporation (“UGC”), UGIV, LLC, a Delaware limited liability company (“UGIV”), UNCOMMON WORKPLACE, LLC, a Delaware limited liability company (“UW”; and together with UGC and UGIV, each a “Seller” and collectively, the “Sellers”) and UGC Holdings, Inc., a Delaware corporation (”Buyer”). The undersigned Key Holders join this Agreement for the limited purpose of acknowledging their obligations under Section 6.07 hereof.

RECITALS

WHEREAS, UGC is the sole member of and holds 100% of the capital interests of each of UGIV and UW and, as such, may act as UGIV and UW’s representative;

WHEREAS, Sellers, through the name “Uncommon Giving”, are engaged in the business of operating a web-based charitable impact platform enabling, among other things, business clients to improve effectiveness of their corporate social responsibility efforts by facilitating the access of employees to a curated list of non-profit corporations (the “Business”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

   The following terms have the meanings specified or referred to in this Article I:

 “Accounts Receivable” has the meaning set forth in Section 2.02(a).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Non-Compete Agreements, each Bill of Sale, each Assignment and Assumption Agreement, Intellectual Property Assignments, Consulting Agreement, each Assignment and Assumption of Lease, the Stockholders’ Agreement, the Stock Repurchase Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Apex Agreement” means the Administrative Agreement, dated October 6, 2020 between UGC and Apex Clearing Corporation.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Charleston, South Carolina are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the Preamble.

 “Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash Consideration” has the meaning set forth in Section 2.05

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Contract Disputes” means any existing or potential disputes (including the payment of any payments that are due but not yet paid under those Agreements relating to services performed prior to the Closing), as disclosed in the Disclosure Schedules (including Section 4.07(b) therein) under each of (a) the Apex Agreement and (b) the InvestCloud Agreement.

“Contract Dispute Escrow Agent” means U.S. Bank, National Association.

“Contract Dispute Escrow Agreement” means an escrow agreement to be entered into by Buyer, Sellers and Contract Dispute Escrow Agent in a form reasonably acceptable to Buyer and Sellers.

“Contract Dispute Escrow Amount” means $300,000.

“Contract Dispute Escrow Fund” has the meaning set forth in Section 3.02(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (whether express or implied).

“Consulting Agreement” has the meaning set forth in Section 3.02(b)(vii).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

 “Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(m).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

 “Independent Accountant” means (i) a firm of nationally recognized, certified public accountants which is independent and which is selected by Buyer and reasonably acceptable to UGC or (ii) such other certified public accountant(s) selected by UGC, which is independent and reasonably acceptable to Buyer.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (”Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (”Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (”Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (”Trade Secrets”); (h) Software; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which any Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by any Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to a Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and registered Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“InvestCloud Agreement” means the Master Services Agreement, date June 30, 2020 between UGC and InvestCloud Inc.

“Key Holders” means Earl Bridges, Ron Baldwin, Gene Baldwin and Rob Kennedy.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any member, manager, director or officer of any Seller, after due inquiry, including Earl Bridges, Ron Baldwin, Gene Baldwin and Rob Kennedy.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

 “Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which any Seller holds any rights or interests granted by other Persons, including any Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Malicious Code” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that disrupt, harm, impede, permit unauthorized access or the unauthorized disablement or erasure of any Software or system.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets and properties of Sellers or the Business, (b) the value of the Purchased Assets or (c) the ability of the Sellers to consummate timely the transactions, regardless of the duration or persistence of such fact, event, effect, occurrence or change, whether or not such fact, effect, occurrence or change can be cured or whether or not Buyer has knowledge of such fact, effect, occurrence or change as of the date hereof, but excluding any effect or change to the extent arising from (i) general business or economic conditions, (ii) financial market fluctuations or conditions (including changes in interest rates), or (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, and (iv) act of God or pandemic (including the COVID-19 virus), or the escalation or worsening thereof, in each case of clauses (i)-(iv), which does not disproportionately impact Sellers when compared with other businesses operating in the same industry. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.07(a).

 “Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Non-Compete Agreements” means those certain non-compete agreements delivered at Closing by each Key Holder in favor of the Buyer and containing terms consistent with Section 6.07 hereof.

“Object Code” means Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source Software” means any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in Source Code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge.

“Outstanding Payable” has the meaning set forth in Section 6.16.

“Payment Network” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, the National Automated Clearing House Association, and any other card association, debit card network, electronic payments or funds transfer network, or similar organization or association having clearing or oversight responsibilities and any legal successor organizations or association of any of them.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, firm, joint venture, joint-stock company, limited liability company, Governmental Authority or any department, agency or political subdivision thereof, unincorporated organization, trust, association or other entity.

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person, including, any data regulated under applicable Privacy Laws, such as “personally identifying information,” “protected health information,” “biometric information,” “personal information,” “non-public personal information,” “personal data” and other similar terms as they are used in applicable Privacy Laws.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy and Security Requirements” means (a) all applicable Privacy Laws; (b) all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Seller and any Person that are applicable to the processing of Personal Information.

“Privacy Laws” means data protection, privacy, security, and breach notification Laws of each country where a Seller is organized or doing business and those of each country where, with respect to an individual who resides in that country, a Seller collects, uses, discloses, transmits, stores, or otherwise processes data (including Personal Information), including, to the extent applicable to a Seller, the following Laws or other requirements, and any regulations, guidance, directives, or ordinances implementing such Laws or requirements: (a) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (b) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (c) the Privacy Act of 1974, as amended; (d) the Right to Financial Privacy Act of 1978, as amended; (e) the Privacy Protection Act of 1980, as amended; (f) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (g) the Video Privacy Protection Act (VPPA) of 1988, as amended; (h) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (i) the Telecommunications Act of 1996, as amended; (j) the Health Insurance Portability and Accountability Act (HIPAA) of 1996, as amended; (k) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (l) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, as amended; (m) U.S. state Laws governing the use of electronic communications, (e.g., email, text messaging, telephone, paging and faxing); (n) U.S. state Laws governing the use of information collected online, U.S. state Laws requiring privacy disclosures to consumers, U.S. state data breach notification Laws, U.S. state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any U.S. state Laws regarding the safeguarding or security of data, including encryption; (o) any relevant U.S. Federal or state guidelines or recommended best practices for information security and data privacy, including, the National Institute of Standards and Technology (NIST) Framework for Improving Critical Infrastructure Cybersecurity (Cybersecurity Framework) and Federal Trade Commission (FTC) privacy and security guidelines; (p) the General Data Protection Regulation (GDPR); (q) data protection Laws substantially amending, replacing or superseding the GDPR following any exit by the United Kingdom from the European Union, or, and to the extent applicable, the data security or data privacy Laws of any other European Economic Area country; (r) the Privacy and Electronic Communications Directive (2002/58/EC) and, once in force, the Electronic Privacy Regulation; (s) any Laws that do not directly apply to the Sellers but that the Sellers must comply with pursuant to a Contract or other obligation; (t) any Laws (including U.S. state and the GDPR) governing biometric information, and (u) any applicable industry standards, such as the Payment Card Industry Data Security Standards (PCI-DSS).

“Privacy Policies” means all written policies (both internal and external facing) of a Seller relating to the processing of

Personal Information, including all website and mobile application privacy policies.

“Products” means in connection with the Business, all products and services developed (including products and services under development), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed by or on behalf of any Seller since its inception.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means, except for Buyer, any for-profit (i) charitable giving generally, (ii) donation processing and/or (iii) the establishment, creation, and/or operation of mobile and/or web-based platforms for work-placed giving, volunteering or donor-advised funds.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Software” means (a) computer programs and software systems, including any and all software implementations of algorithms, tool sets, modules, libraries, files, models and methodologies or software code of any nature, whether operational, under development or inactive, including all Object Code, Source Code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all technical manuals, user manuals and other documentation thereof embodied with the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and (b) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” with respect to any Person means that, as of any date of determination, such Person (a) shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all known contingent Liabilities) and (b) shall have adequate capital to carry on its businesses.

“Source Code” means Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Consideration” has the meaning set forth in Section 2.05.

“Stock Repurchase Agreement” means that certain Stock Repurchase Agreement between Buyer and UGC dated as of the Closing Date.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement of Buyer dated as of the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.01(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means world-wide or global.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Uncommon License” has the meaning set forth in Section 6.13.

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)  all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.01(a) (the “Assigned Contracts”);

(b)  all Intellectual Property Assets;

(c)  all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property for use or intended to be used by Sellers in connection with the Business (the “Tangible Personal Property”);

(d)  all Leased Real Property;

(e)  all Permits which are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 4.17(b);

(f)  all rights to any Actions of any nature available to or being pursued by a Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, other than the Excluded Assets, whether arising by way of counterclaim or otherwise;

(g)  all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(h)  all rights under warranties, indemnities and all similar rights against third parties to the extent available to any Seller and related to any Purchased Assets;

(i)  all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(j)  originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Business, the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(k)  all goodwill and the going concern value of the Business.

Section 2.02  Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)  all accounts or notes receivable held by a Seller related to or otherwise generated by the Business, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)  all right, title and interest of each Seller under all Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(c)  the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and duplicate copies of such records as are necessary to enable the Sellers to file Tax Returns and reports;

(d)  all amounts deposited in and the assets of all Benefit Plans and all rights in connection with any trusts, insurance, arrangements, or other assets held pursuant to, or set aside to fund the obligations of Sellers under, any Benefit Plans;

(e)  the assets, properties and rights specifically set forth on Schedule 2.02(e);

(f)  any Tax refund or credit related to the Business, the Purchased Assets or the Assumed Liabilities that arose before the Closing Date for any taxable period (or portion thereof) ending on or before the Closing Date;

(g)  all of the assets of Sellers that are not used or held for use in (or intended to be used in), generated by or related to the Business;

(h)  all equity interests owned by UGC in Uncommon Investment Advisors LLC, UGIV and UW; and

(i)   the rights which accrue or will accrue to any Seller under this Agreement and the Ancillary Documents.

Section 2.03  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, discharge and be responsible for only the following Liabilities of a Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)  all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04  Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any of the Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each of the Sellers shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)  any Liabilities of a Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)  any Liability for (i) Taxes of a Seller (or any stockholder or Affiliate of a Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of a Seller pursuant to Section 6.14; or (iii) other Taxes of a Seller (or any stockholder or Affiliate of a Seller) of any kind or description (including any Liability for Taxes of a Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)  any Liabilities relating to or arising out of the Excluded Assets;

(d)  any Liabilities in respect of any pending or, to the Sellers’ Knowledge, threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)  any Liabilities of a Seller arising under, relating to, or in connection with any Benefit Plan providing benefits to any present or former employee of a Seller;

(f)  any Liabilities of a Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of a Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, change in control termination or other payments;

(g)  any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of a Seller;

(h)  any trade accounts payable of a Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of a Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(i)  any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders required to be performed prior to the Closing Date;

(j)  any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of a Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(k)  any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, to the extent such Liabilities arise out of or relate to a breach by a Seller of such Contracts prior to Closing;

(l)  any Liabilities associated with debt, loans or credit facilities of a Seller and/or the Business owing to financial institutions; and

(m)  any Liabilities arising out of, in respect of or in connection with the failure by a Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05  Purchase Price. The aggregate consideration for the Purchased Assets shall be equal to Five Million and No/100 Dollars ($5,000,000.00) (the “Purchase Price”) plus the assumption of the Assumed Liabilities; provided, however, that the Stock Consideration shall be subject to the terms of the Stock Repurchase Agreement. The Purchase Price shall consist of a cash payment equal to Four Million and No/100 Dollars (the “Cash Consideration”) and duly authorized and issued common stock in Buyer equal to One Million and No/100 Dollars (the “Stock Consideration”). Subject to the terms of Section 3.02, the Cash Consideration shall be payable in full at Closing in immediately available funds to a UGC account as expressly designated by the Sellers in writing, and the Purchase Price will be paid and/or delivered, as the case may be, solely to UGC at Closing.

    Section 2.06  Intentionally Omitted.

Section 2.07  Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to UGC within thirty (30) days following the Closing Date. If UGC notifies Buyer in writing that UGC objects to one or more items reflected in the Allocation Schedule, UGC and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if UGC and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by UGC and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.08  Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to UGC hereunder.

Section 2.09  Third Party Consents. To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible from the date hereof until the Closing. If any such consent shall not be obtained such Seller, to the maximum extent permitted by Law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.10  Intended Tax Treatment. For federal and applicable state income tax purposes, Buyer and Sellers acknowledge that the transfer of the Purchased Assets by Sellers to Buyer in exchange for the Cash Consideration, the Stock Consideration, and the assumption of the Assumed Liabilities is a transaction governed by Code Section 351.  Accordingly, the parties intend to treat and report the transfer of the Purchased Assets as (i) exchanged for taxable to the extent of the Cash Consideration, and (ii) a tax-free exchange to the extent of the Stock Consideration and the assumption of the Assumed Liabilities.

ARTICLE III

CLOSING

Section 3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at a mutually agreed time on the first (1st) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Effective Time”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.02  Closing Deliverables.

(a)  At the Closing, Sellers shall deliver or caused to be delivered to Buyer the following:

(i)  bills of sale in form and substance reasonably satisfactory to Buyer (each, a “Bill of Sale”) and duly executed by each Seller, transferring the applicable Tangible Personal Property included in the Purchased Assets to Buyer;

(ii)  assignment and assumption agreements in form and substance reasonably satisfactory to Buyer (each, an “Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the applicable Purchased Assets and the applicable Assumed Liabilities;

(iii)  assignments in form and substance reasonably satisfactory to Buyer (each, an “Intellectual Property Assignment”) and duly executed by each Seller, transferring the applicable Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)  the Non-Compete Agreements;

(v)  with respect to each Lease being assumed, an Assignment and Assumption of Lease in form and substance reasonably satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by the appropriate Seller;

(vi)  each Seller Closing Certificate;

(vii)  the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(i) and Section 7.02(j);

(viii)  a joinder to the Stockholders’ Agreement duly executed by UGC in substantially the form set forth in Exhibit A;

(ix)  the Stock Repurchase Agreement duly executed by UGC in substantially the form set forth in Exhibit B;

(x) the FIRPTA Certificates;

(xi) the Contract Dispute Escrow Agreement duly executed by Sellers;

(xii) the Uncommon License duly executed by Sellers; and

(xiii)  such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)  At the Closing, Buyer shall deliver to UGC the following:

(i)  the Cash Consideration, less the Contract Dispute Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by UGC to Buyer and the Stock Consideration;

(ii) the Assignment and Assumption Agreements duly executed by Buyer;

(iii)  the Intellectual Property Assignment duly executed by Buyer;

(iv)  with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v)  the Buyer Closing Certificate;

(vi)  the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g);

(vii) the Contract Dispute Escrow Agreement duly executed by Buyer;

(viii) the Stock Repurchase Agreement duly executed by Buyer; and

(ix) the Uncommon License duly executed by Buyer.

(c)   At the Closing, Buyer shall deliver to Contract Dispute Escrow Agent the Contract Dispute Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Contract Dispute Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Contract Dispute Escrow Agent to be held for the purpose of resolving the potential disputes under the Apex Agreement and the InvestCloud Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

    Except as set forth in the correspondingly numbered Disclosure Schedule, each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Organization and Qualification of Sellers. UGC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. At the Closing, UGC will have duly converted into a limited liability company validly existing and in good standing under the laws of the State of Delaware.  UGIV is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. UW is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.01 sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and such Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02  Authority of Seller. Each Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, subject to bankruptcy, insolvency, receivership and equitable remedies. When each Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, receivership and equitable remedies. Each Seller is jointly and severally liable for every other Seller.

Section 4.03  No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Documents by a Seller to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, operating agreement, or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to such Seller, the Business or the

Purchased Assets; (c) except as set forth in Schedule 4.03, require the written consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Schedule 4.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04  Financial Statements. Complete copies of the consolidated audited financial statements of UGC and its subsidiaries consisting of the balance sheet as at December 31 in each of the years 2019 and 2020 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at November 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eleven (11) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring month-end adjustments (the effect of which will not be materially adverse) and except as set forth in Schedule 4.04, the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Audited Financial Statements are based on the Books and Records of UGC and its subsidiaries and fairly present the consolidated financial condition of UGC and its subsidiaries as of the respective dates they were prepared and the consolidated results of the operations of UGC and its subsidiaries for the periods indicated. The Interim Financial Statements are based on the Books and Records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The consolidated balance sheet of UGC and its subsidiaries as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of November 30, 2021, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Except as set forth in Schedule 4.04, UGC maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05  Undisclosed Liabilities. Except as set forth on Schedule 4.05, no Seller has Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, an amount in excess of $2,000.00, individually or $10,000.00 in the aggregate.

Section 4.06  Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.06, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  declaration or payment of any dividends or distributions on or in respect of any Seller’s capital stock (or membership interest, as applicable) or redemption, purchase or acquisition of any Seller’s capital stock (or membership interest, as applicable);

(c)  material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)  material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)  entry into any Contract that would constitute a Material Contract;

(f)  incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)  transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(h)  cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)  transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(j)  abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k)  material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)  acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)  material capital expenditures which would constitute an Assumed Liability;

(n)  imposition of any Encumbrance upon any of the Purchased Assets;

(o)  (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business, in each case, other than as provided for in any written agreements or a Benefit Plan or as required by applicable Law;

(p)  hiring or promoting any Person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q)  adoption, modification or termination of any: (i) employment, severance, retention, change in control or other similar agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral and other than as provided for in any written agreements or a Benefit Plan or as required by applicable Law;

(r)  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s)  adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)  purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $2,000.00, individually (in the case of a lease, per annum) or $10,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice; or

(u)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07  Material Contracts.

(a)  Schedule 4.07(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller or Affiliate of a Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Schedule 4.10(b) and all Intellectual Property Agreements set forth in Schedule 4.11(b), being “Material Contracts”):

(i)  all Contracts involving aggregate consideration in excess of $2,000.00 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ written notice;

(ii)  all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)  all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than indemnity provisions in the ordinary course of business and incidental to the primary terms of the Contract;

(iv)  all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)  all broker, distributor, dealer, manufacturer’s Representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)  all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ written notice;

(vii)  except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)  all Contracts with any Governmental Authority (“Government Contracts”);

(ix)  all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)  all joint venture, partnership or similar Contracts;

(xi)  all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)  all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)  all collective bargaining agreements or Contracts with any Union; and

(xiv)  all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)  Each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Except as set forth on Schedule 4.07(b), no Seller or, to any Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as set forth on Schedule 4.07(b), there are no material disputes pending or, to the Sellers’ Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.08  Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)  those items set forth in Schedule 4.08;

(b)  liens for Taxes not yet due and payable;

(c)  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)  easements, rights of way, zoning ordinances and other similar Encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; and

(e)  liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09  Condition and Sufficiency of Assets. The furniture, machinery, equipment and other items of Tangible Personal Property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, machinery, equipment and other items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business. Seller does not own any buildings, plants, structures, fixtures or vehicles.

Section 4.10  Leased Real Property.

(a)  Sellers do not own any fee interest in any real property.

(b)  Schedule 4.10(b) sets forth each parcel of real property leased by each Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which such Seller holds any Leased Real Property (collectively, the “Leases”). The Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)  such Lease is valid, binding, enforceable and in full force and effect, and such Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)  the applicable Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and such Seller has paid all rent due and payable under such Lease;

(iii)  the applicable Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)  the applicable Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; or

(v)  the applicable Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)  No Seller has received written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to the Sellers’ Knowledge, threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or, to the Sellers’ Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)  The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11  Intellectual Property.

(a)  Schedule 4.11(a) contains a correct, current and complete list of: (i) all Intellectual Property Registrations owned by the Sellers, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) a system architectural diagram of all Software used in the Business, excluding off-the-shelf standardized software commercially available to the public.  .

(b)  Schedule 4.11(b) contains a correct, current and complete list of all Intellectual Property Agreements,

specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which a Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which a Seller is a licensee or otherwise granted any right or interest relating to Intellectual Property that is used in or is necessary to the Business as currently conducted; and (iii) which otherwise relate to the Sellers’ ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, to the extent not covered by clause (i) or (ii) above. Each Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Except as set forth in Section 4.11(b) of the Disclosure Schedules, each Intellectual Property Agreement is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Neither a Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Intellectual Property Agreement.

(c)  Each Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations set forth in Schedule 4.11(a), record, owner of all right, title and interest in and to the Intellectual Property Assets, in each case, free and clear of Encumbrances other than Permitted Encumbrances, and has the right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, and, to the Sellers’ Knowledge, such Intellectual Property is neither invalid nor unenforceable. The Intellectual Property Assets and Licensed Intellectual Property are, to the Sellers’ Knowledge, all of the Intellectual Property to be necessary to operate the Business as presently conducted or proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Products. Each Seller has entered into binding, valid and enforceable written Contracts with, or otherwise has all necessary rights from, each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property related to the Business during the course of employment or engagement with such Seller whereby such employee or independent contractor (i) acknowledges such Seller’s exclusive ownership of such Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Seller; (ii) grants to such Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. The Sellers have provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect a Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)  Except as provided in Schedule 4.11(d), neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets and Licensed Intellectual Property will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by the applicable Seller immediately prior to the Closing.

(e)  All of the Intellectual Property Assets and Licensed Intellectual Property are, to the best of Sellers’ Knowledge, valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Each Seller has taken all reasonable and necessary steps to maintain and enforce the scheduled Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements or contractual provisions. All required filings and fees related to the Intellectual Property Registrations owned by Sellers have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Sellers have provided Buyer with true and complete copies of all requested, non-public file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations owned by Sellers. No Seller has intentionally misrepresented, or failed to disclose, any facts or circumstances in any application for any Intellectual Property Registrations owned by Sellers that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise materially affect the enforceability of any Intellectual Property Registrations owned by Sellers.

(f)  The conduct of the Business as currently and formerly conducted and as proposed to be conducted and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and, to Sellers’ Knowledge, will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any third party. No third party has, to Sellers’ Knowledge, infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)  Except as provided in Schedule 4.11(g), there are no Actions (including any opposition, cancellation,

revocation, review, or other proceeding), whether settled, pending or threatened in writing (including in the form of demands to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any third party by a Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by a Seller or, to the Knowledge of Seller, any other Person alleging any infringement, misappropriation or other violation by any Person of any Intellectual Property Assets. No Seller is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No Seller is subject to any outstanding or pending Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)  Schedule 4.11(h) contains a correct, current, and complete list of all social media accounts used by each Seller in the conduct of the Business. Each Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened in writing alleging (A) any breach or other violation of any Platform Agreements by a Seller; or (B) defamation, any violation of publicity rights of any Person, or any other violation by a Seller in connection with its use of social media in the conduct of the Business.

(i)  All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past year, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment of the Business IT Systems. Each Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. All Business IT Systems currently operate and perform materially in accordance with their documentation, and are designed, implemented, operated and maintained in accordance with the Business requirements, including with the respect to redundancy, reliability, scalability and security. Each Seller uses reasonably reliable methods (including passwords) to ensure the correct identity of the users of their respective Business IT Systems. None of the Business IT Systems or Products contains any Malicious Code, bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business IT System or Product.

(j)  Except as provided in Schedule 4.11(j), each Seller has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Business. In the past three (3) years, no Seller has (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)  There are no material problems, defects, or deficiencies in the Intellectual Property Assets and, to Sellers’ Knowledge, the Licensed Intellectual Property that prevent the Products from being operated substantially as described in their related documentation, specifications or as contemplated by the Business, or prevent such Products from being operated in all material respects as warranted to any third party.

(l)  Each of the Sellers has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property Assets held, or purported to be held as confidential, whether owned by, or provided under confidentiality to, a Seller, and that is material to the conduct of the Business. No trade secret or confidential know-how owned by a Seller has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of a Seller who are bound by an agreement protecting such Seller’s proprietary interests in and to such trade secrets and confidential know-how) by a Seller or any of its employees, or by any third party who received such trade secret or confidential know-how from a Seller, other than pursuant to a non-disclosure agreement or contractual provision that protects proprietary interests in and to such trade secrets and confidential know-how.

(m)  No Seller is under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user) related to the Business, except as set forth in a Material Contract.

Section 4.12  Software; Privacy.

(a)  Schedule 4.12(a): (i) lists all Open Source Software that is distributed in Products or that has been incorporated into or used in the development, testing or delivery of any Product, (ii) for each item of such Open Source Software identified, specifies the license that the Open Source Software is licensed under, and (iii) describes whether such Open Source Software was modified or distributed by a Seller and otherwise describes Sellers’ use of the Open Source Software. No Seller has used Open Source Software in any manner that would or could, with respect to any Product or other Intellectual Property Assets, (A) require its disclosure or distribution in Source Code form, (B) require its licensing thereof for the purpose of making derivative works, or (C) impose any restriction on the consideration to be charged for the distribution thereof. With respect to any Open Source Software that is or has been used by any Seller in any way, such Seller is in full compliance with all applicable licenses or agreements related to such Open Source Software.

(b)  Together, the Sellers possess all Source Code for all Software included within the Intellectual Property Assets. Schedule 4.12(b) lists each Source Code escrow agreement or other agreement requiring a Seller to disclose any Source Code for any Intellectual Property Asset, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Sellers. Neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow or similar arrangement of, any Intellectual Property Asset including Source Code for any Software. Except as described on Schedule 4.12(b), the Sellers have not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Intellectual Property Asset including Source Code for any Software of the Sellers. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Seller or its Affiliates to any Person of any Intellectual Property Asset including Source Code for any Software owned by a Seller. Each Seller has maintained and protected the Source Code for the Software that it owns with appropriate proprietary notices and confidentiality agreements as are necessary to protect the information therein.

(c)  Each of the Sellers, and to Seller’s Knowledge, all third parties that are parties to a Privacy Contract or that otherwise have been authorized to have access to Personal Information in the possession or control of Sellers, is complying and has complied with all applicable Privacy Laws, Privacy and Security Requirements, Privacy Contracts to which it is a party, and its internal Privacy Policies relating to: (i) the privacy of users of the Sellers’ Products and all Internet websites owned, maintained or operated by a Seller; and (ii) the use, collection, storage, disclosure and transfer of any Personal Information collected by a Seller or by third parties having authorized access to the records of a Seller. Each of the websites of a Seller and all materials distributed or marketed by a Seller have at all times made all material disclosures to users or customers required by applicable Privacy Laws and Contracts to which such Seller is a party and that are in effect as of the applicable dates of such Contracts and none of such disclosures made or contained in any of the websites of a Seller or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Privacy Law or Contract to which a Seller is a party. Sellers have each provided copies of all Privacy Policies to Buyer, which complies in all material respects with all Privacy and Security Requirements. No claims have been asserted or are threatened in writing against a Seller by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the Privacy Policies of a Seller, under any Contract, or under any Privacy Law. With respect to all Personal Information, Sellers have each implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including such Seller’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. In the past three (3) years, (1) no Seller has experienced any security breaches or other material unauthorized or unlawful access, acquisition, use, disclosure, modification, destruction, or loss of any Personal Information, and no Seller Affiliate has received any written notices from any Person regarding the same, and (2) to Seller’s Knowledge, no third party that is party to a Privacy Contract or that otherwise have been authorized to have access to Personal Information in the possession or control of Sellers has experienced any security breaches or other material unauthorized or unlawful access, acquisition, use, disclosure, modification, destruction, or loss of any Personal Information, nor received any written notices from any Person regarding the same. Except as provided in Schedule 4.12(c), no Seller has received any written complaints from any Governmental Authority regarding such Seller’s or any of its Affiliates’ processing of Personal Information or compliance with applicable Privacy and Security Requirements. No claims are currently pending or threatened against any Seller by any Person alleging a violation of any Privacy and Security Requirements. Except as provided in Schedule 4.12(c), no Seller has received a complaint (including any Action letter or other inquiry from any Governmental Authority) regarding the collection, use or disclosure of Personal Information. There have been no facts or circumstances that would require a Seller to give notice to any customers, suppliers, consumers or other similarly situated individuals of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach. As required by applicable Privacy and Security Requirements, each Seller has executed agreements with any agents, vendors, or subcontractors that process Personal Information. The consummation of the Agreement will not violate any Privacy and Security Requirements.

(d)  Each Seller is and has been in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the Payment Card Industry Data Security Standards for protecting individual numbers used to identify credit and debit card accounts and other personally identifiable information relating to the use of such credit and debit card accounts, as the same may be amended, updated, replaced or augmented by the Payment Networks and the PCI Security Standards Council. Each Seller has technological and procedural measures set forth on Schedule 4.12(d) in place to protect Personal Information collected from individuals against loss, theft and unauthorized access or disclosure. In the past three (3) years, no Seller has experienced any incident in which Personal Information of consumers was or may have been stolen or improperly accessed, and to the Sellers’ Knowledge, there are no facts suggesting the likelihood of the foregoing, including, any breach of security.

Section 4.13  Intentionally Omitted.

Section 4.14  Intentionally Omitted.

Section 4.15  Insurance. Schedule 4.15 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by each Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller since January 1, 2020. Except as set forth on Schedule 4.15, there are no written claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Except as set forth on Schedule 4.15, neither a Seller nor any of its respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who, to the Sellers’ Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. None of the Sellers or any of their Affiliates are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which such Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16  Legal Proceedings; Governmental Orders.

(a)  Except as set forth in Schedule 4.16, there are no Actions pending or, to the Sellers’ Knowledge, threatened against or by any Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b)  Except as set forth in Schedule 4.16, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Each Seller is in compliance in all material respects with the terms of each Governmental Order set forth in Schedule 4.16. No event has occurred or circumstances exist that may reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

    Section 4.17  Compliance With Laws; Permits.

(a)  Each Seller has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)  All Permits required for each Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. There are no material Permits to transfer. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in this Section 4.17(b)..

    Section 4.18  Environmental Matters.

(a)  The operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)  None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)  There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business, and no Seller has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by such Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, a Seller.

(d)  There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(e)  There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller and any predecessors in connection with the Business or the Purchased Assets as to which a Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller.

(f)  No Seller has retained or assumed, by contract or operation of law, any Liabilities or obligations of third parties under Environmental Law.

(g)  No Seller has copies of any environmental report, study, audit, record, sampling data, site assessment, risk assessment, economic model or other similar document with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business which are in the possession or control of a Seller related to compliance in all material respects with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and no Seller has copies of any material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)  No Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19  Employee Benefit Matters.

(a)  Schedule 4.19(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been in the prior six-year period maintained, sponsored, contributed to, or required to be contributed to by a Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which a Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed in Schedule 4.19(a), each, a “Benefit Plan”).  No Benefit Plan has been maintained, sponsored, contributed to, or required to be contributed to by a Seller primarily for the benefit of employees of the Business outside of the United States.

(b)  With respect to each Benefit Plan, the Sellers have made available to Buyer accurate, current and complete copies of each of the following, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material, nonroutine notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)  Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), in each case, in all material respects. Each Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Sellers’ Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid or accrued for in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)  Neither a Seller nor any of its respective ERISA Affiliates has, at any time, maintained, sponsored, participated in, contributed to, or been required to contribute to any Benefit Plan that is (i) subject to Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans(each a “Defined Benefit Plan”), (ii) a Multiemployer Plan, or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)  With respect to each Benefit Plan (i) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any Defined Benefit Plan or to appoint a trustee for any such plan and (ii) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f)  Other than as required under Sections 601 to 608 of ERISA or other applicable state Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g)  There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)  Neither a Seller nor any of its respective Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)  Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. The Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)  Except as set forth in Schedule 4.19(j), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance, retention, change in control, or any other similar payment or benefits; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

    Section 4.20  Employment Matters.

(a)  Schedule 4.20(a) contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employer; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 4.20(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any of the Sellers with respect to any compensation, commissions, bonuses or fees.

(b)  No Seller is now or has been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Seller or any employees of the Business. No Seller has a duty to bargain with any Union.

(c)  Each Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by any of the Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Each of the Sellers is in compliance with and has complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Schedule 4.20(c), there are no Actions against a Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

    Section 4.21  Taxes. Except as set forth in Schedule 4.21:

(a)  All Tax Returns with respect to the Business required to be filed by a Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by a Seller (whether or not shown on any Tax Return) have been, or will be, timely paid;

(b)  Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(c)  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller;

(d)  All deficiencies asserted, or assessments made, against a Seller as a result of any examinations by any taxing authority have been fully paid;

(e)  No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority;

(f)  There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable);

(g)  No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2;

(h)  No Seller is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); and

(i)  None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.22  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of a Seller.

Section 4.23  Solvency. The Sellers, both immediately prior to and after giving effect to the transactions contemplated by this Agreement, and all obligations being incurred in connection herewith will each (a) be Solvent, (b) not have unreasonably small capital with which to engage in the Business, and (c) not have incurred debts beyond its ability to pay as they become due. No Seller is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency Law or liquidating all or a material portion of its property, and to the Sellers’ Knowledge, no Person is contemplating the filing of any such petition against it, or any of its assets.

Section 4.24  Full Disclosure. No representation or warranty by any Seller in this Agreement, the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(i) and Section 7.02(j), and no statement contained in the Disclosure Schedules to this Agreement or any certificate furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to UGC that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01  Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02  Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

 Section 5.03  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 5.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06  Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07  Capitalization. The entire authorized, issued and outstanding equity interests of Buyer as of the date hereof are set forth on Schedule 5.07 (the “Buyer’s Equity Interests”). Except as set forth on Schedule 5.07, there are (i) no other equity interests or voting securities of Buyer, (ii) no securities of Buyer convertible into or exchangeable for equity interests or voting securities of Buyer and (iii) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require Buyer to issue, sell or otherwise cause to become outstanding any of its equity interests.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Buyer’s Equity Interests or any other equity interests of Buyer.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to Buyer or any repurchase, redemption or other obligation to acquire for value any equity interests of the Buyer.  All of Buyer’s Equity Interests are duly authorized, validly issued, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right.  There are no accrued and unpaid dividends with respect to Buyer’s Equity Interests.   Buyer has no subsidiaries.

Section 5.08  Valid Issuance of Stock Consideration. The Stock Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or Encumbrances created by or imposed by a Purchaser. The Stock Consideration will be issued in compliance with all applicable federal and state securities laws.

Section 5.09 No Prior Operations. Buyer was formed for the purpose of entering into the Agreement and has never engaged in any business operations of any kind and is not the successor to any other Person.

ARTICLE VI

COVENANTS

Section 6.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, each of the Sellers shall:

(a)  preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)  pay the debts, Taxes and other obligations of the Business when due;

(c)  continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable except in the ordinary course of business;

(d)  maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)  continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)  defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)  perform all of its obligations under all Assigned Contracts;

(h)  maintain the Books and Records in accordance with past practice;

(i)  comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)  not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02  Access to Information. From the date hereof until the Closing, the Sellers shall each (a) afford Buyer and its Representatives, upon reasonable advance written notice, commercially reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of each Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of each of the Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each of the Sellers in this Agreement.

Section 6.03  No Solicitation of Other Bids.

(a)  No Seller shall, nor shall it authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall each immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)  In addition to the other obligations under this Section 6.03, UGC shall promptly (and in any event within three (3) Business Days after receipt thereof by a Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)  The Sellers each agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04  Notice of Certain Events.

(a)  From the date hereof until the Closing, UGC shall promptly notify Buyer in writing of:

(i)  any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)  any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)  any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)  any Actions commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)  Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05  Employees and Employee Benefits.

(a)  Commencing on the Closing Date, each Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. The applicable Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b)  Each Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with such Seller at any time prior to the Closing Date and such Seller shall pay all such amounts to all entitled persons in accordance with the terms and conditions applicable to such compensation or other payments.

(c)  Each Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Each Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Each Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)  The provisions of this Section 6.05 shall be binding upon and are solely for the benefit of the parties hereto, and no current or former employee, officer, director or any other individual shall have any rights or remedies whatsoever by reason of this Section 6.05, or be regarded for any purpose as a third party beneficiary by reason of this Section 6.05 or have any cause of action or claim based on this Section 6.05.  In no event shall the terms of this Agreement be deemed to: (i) establish, amend, or modify any Benefit Plan or any other benefit or compensation plan, program, policy, Contract, agreement, arrangement, commitment or understanding maintained or sponsored by any Seller, Buyer, or any of their respective Affiliates; (ii) alter or limit the ability of any Seller, Buyer, or any of their respective Affiliates, as applicable, to: (A) amend, modify, or terminate any Benefit Plan or any other benefit or compensation plan, program, policy, Contract, agreement, arrangement, commitment or understanding or (B) terminate the employment or service of any Person at any time for any or no reason, subject to any contract rights; or (iii) confer upon any current or former employee, officer, director or any other individual any right to employment or service with Buyer or any of its Affiliates or continued employment, benefits, or continued service with any Seller, Buyer, or any of their respective Affiliates.

Section 6.06  Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07  Non-Competition; Non-Solicitation.

(a)  For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each Seller and Key Holder shall not, and shall not permit any of its Affiliates to, directly or indirectly, unless consented to by Buyer in writing, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of such Seller, such Key Holder and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Seller or Key Holder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Key Holder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)  During the Restricted Period, each of the Sellers and Key Holders shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, hire or solicit any Person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment.

(c)  The Sellers and Key Holders each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller or Key Holder of any such obligations, Buyer shall, in addition to any and all other rights and remedies permitted by applicable Law that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)  The Sellers and Key Holders each acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

    Section 6.08  Governmental Approvals and Consents.

(a)  Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)  The Sellers shall each use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.03.

(c)  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)  respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)  avoid the imposition of any order or the taking of any Action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)  in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)  Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09  Books and Records.

(a)  In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, UGC shall:

 (i)  retain the Books and Records (including personnel files) of each Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)  upon reasonable advance written notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

Section 6.10  Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Section 6.11  Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any of the parties to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be on the party who failed to comply with the applicable requirements and provisions.

Section 6.13  Name Change.   As promptly as practicable following the Closing (and, in any event, within thirty (30) days after the Closing Date) Sellers and its Affiliates shall change and remove any reference to the name “Uncommon Giving” (or any derivation thereof, including “Uncommon” and “UGIV” but excluding: (i) all “@uncommon.today” email extensions; (ii) “Uncommon Investment Advisors, LLC”; (iii) all “@uncommoninvestments.com” email extensions; (iv) “uncommonetfs.com”; (v) “Uncommon Portfolio Design Core Equity”; (vi) “Uncommon Portfolio Design Core Equity ETF”; (vii) “Uncommon Generosity 50”; (viii) “Uncommon Generosity 50 Equity ETF”; (ix) “Uncommon Generosity 50 Equity Index” and (x) “Uncommon Investments Funds Trust” which will be licensed to Sellers by Buyer pursuant to a perpetual, royalty free license that may be assigned by Sellers upon a change of control of Sellers, on terms reasonably acceptable to Buyer and Sellers at the Closing (the “Uncommon License”)) or any other trade name used in the Business.  As promptly as practicable after the Closing Date, Sellers shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.  In connection with enabling Buyer, at or as soon as practicable after the Closing Date, to use the current company name of Sellers, Sellers shall execute and deliver to Buyer all consents related to such change of name as may be requested by Buyer, and will otherwise cooperate with Buyer with respect thereto.

Section 6.14  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Buyer and 50% by Sellers when due. Sellers shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) and the expenses of such filings, if any, shall be borne 50% by Buyer and 50% by Sellers. To the knowledge of Buyer and Sellers, no transfer Taxes will be due as a result of the transactions contemplated by this Agreement.

Section 6.15  Tax Clearance Certificates. If requested by Buyer in writing, each Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on such Seller or where such Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of such Seller. If any taxing authority asserts that a Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 6.16  Pro-Ration of Outstanding Payables. Buyer and Seller agree that Seller will make payments on certain outstanding accounts payable related to the Purchased Assets prior to and after the Closing whereby Buyer shall receive all or some of the benefits related to such payment of outstanding accounts payable by Seller (the “Outstanding Payables”). For each Outstanding Payable, the Seller and Buyer shall cooperate and act in good faith to allocate the dollar amount of the benefits received by Buyer related to such Outstanding Payable and the Buyer shall pay Seller the dollar amount of such benefits received by Buyer under such Outstanding Payables.

Section 6.17  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.18  Conversion of UGC.   As promptly as possible after the execution of this Agreement, but in any event prior to the Closing, UGC shall (a) properly convert from a Delaware corporation to a Delaware limited liability company, and (b) use best efforts to convert the debt held by each Person set forth on Schedule 6.18 (the “Membership Debt”) into membership interests in the newly converted limited liability company (subsections (a) and (b) collectively referred to as the “Conversion”).  Sellers shall keep Buyer reasonably informed of the progress of the Conversion.

Section 6.19  Contract Dispute Resolution.  From and after the Closing, Sellers will use commercially reasonable efforts to resolve the Contract Disputes as promptly as practicable.  Sellers will keep Buyer reasonably informed of the progress of the resolution of the Contract Disputes.  Upon Buyer and Sellers’ reasonable satisfaction that a Contract Dispute resolved, then Buyer and Sellers shall jointly instruct the Contract Dispute Escrow Agent to release any amount due under the applicable agreement to Apex or InvestCloud, as the case may be.  If, after the resolution of the Contract Disputes to Buyer and Sellers’ satisfaction, funds remain in the Contract Dispute Escrow Fund, Buyer and Sellers will jointly instruct the Contract Dispute Escrow Agent to release such remaining funds to Sellers.  For the avoidance of doubt, it is understood and agreed that the InvestCloud Agreement will be assigned to Buyer at the Closing and the Apex Agreement will be assigned to Uncommon Investment Advisors, LLC, an Affiliate of Sellers that is expected to provide services to Buyer after the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

  Section 7.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Other than the representations and warranties of the Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of each of the Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)  The Sellers shall each have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c)  No Action shall have been commenced against Buyer or a Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d)  All approvals, consents and waivers that are listed on Schedule 4.03 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(e)   There shall not have occurred any Material Adverse Effect, nor any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(f)   The Sellers shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a);

(g)  Buyer shall have received all Permits that are reasonable and necessary for it to conduct the Business as conducted by each of the Sellers as of the Closing Date;

(h)  All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the appropriate Seller shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer in its sole discretion, of the release of such Encumbrances;

(i)  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (each, a “Seller Closing Certificate”);

(j)  Buyer shall have received a certificate of the Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or members, as the case may be, of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(k)  Buyer shall have received a certificate of the Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers or members of such Seller, as the case may be, authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(l)  Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(m) Buyer shall have received certificates pursuant to Treasury Regulations Section 1.1445-2(b) (each, a “FIRPTA Certificate”) that the Sellers are not foreign persons within the meaning of Section 1445 of the Code duly executed by each of the Sellers;

(n)  UGC shall have successfully completed the Conversion, as contemplated by Section 6.18 herein, in a manner satisfactory to Buyer;

(o)  each applicable Seller shall have submitted statements of use for all pending “Intent to Use” trademarks filed with the U.S. Patent and Trademark Office;

(p)  the Membership Debt is less than $350,000, and any outstanding Membership Debt cannot be secured by the Purchased Assets; and

(q)  Buyer shall have received from an organization that is tax-exempt under section 501(c)(3) of Code, such organization to be acceptable to Buyer, duly executed counterparts of a Master Services Agreement, in a manner satisfactory to Buyer.

Section 7.03  Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.04, Section 5.07 and Section 5.08 the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.04, Section 5.07 and Section 5.08 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)  Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c)  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby;

(d)  Buyer shall have delivered to Sellers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b);

(e)  UGC shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”);

(f)  UGC shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(g)  UGC shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(h)  Buyer shall have delivered to UGC such other documents or instruments as UGC reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

 Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely (the “Fundamental Representation”), and (ii) Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02  Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, all Sellers, on a joint and several basis, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(c)  any Excluded Asset or any Excluded Liability;

(d)  any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of any Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or

(e) )  the Contract Disputes.

Section 8.03  Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)  any Assumed Liability; or

(d)  any Liability for Taxes of Buyer for any Post-Closing Tax Period.

Section 8.04  Certain Limitations.  The Sellers shall not be required to indemnify Buyer Indemnitees pursuant to Section 8.02(a) unless and until the aggregate amount of Losses the Purchaser Indemnified Parties are entitled to recover under Section 8.02(a) exceed $5,000 (the “Deductible”), and then the Sellers shall be required to indemnify the Buyer Indemnitees, subject to the Cap, for the full amount of such Losses in excess of the Deductible limitation. In addition, the Sellers shall not be required to indemnify the Buyer Indemnitees pursuant to Section 8.02(a) if the aggregate amount of Losses is in excess of $4,000,000 (the “Cap”).  Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply if the Sellers are required to indemnify Buyer Indemnitees pursuant to Section 8.02(a) with respect to any breach of a Fundamental Representation.  For the avoidance of doubt, neither the Cap nor the Deductible shall not apply if the Sellers are required to indemnify Purchaser pursuant to Sections 8.02(b), (c), or (d).  Except in cases of fraud, criminal activity or willful misconduct, the aggregate amount of all Losses for which the Purchaser Indemnified Parties are entitled to recover under Section 8.02 shall be limited to the Purchase Price.  For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05  Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within five (5) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnified Party of its intent to assume the defense of any Third Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, which must be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard and, provided further, if the Indemnifying Party is any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party; provided, that if the Indemnifying Party is any Seller, any of the Sellers may assume the defense and become the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it (which counsel shall be reasonably acceptable to the Indemnifying Party) and assume the defense of or otherwise control the handling of a Third Party Claim, in each case, at the expense of the Indemnified Party, by notifying the Indemnifying Party if (A) in the good faith reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, (B) such Third Party Claim seeks relief other than for monetary damages or would reasonably be expected to result in an injunction, writ or decree, (C) such Third Party Claim would result in monetary liability for which the Indemnified Party would not be fully reimbursed or (D) such Third Party Claim would reasonably be expected to materially and adversely affect a business relationship of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. UGC and Buyer shall cooperate with each other in good faith and in all reasonable respects in connection with the defense of any Third Party Claim, including making reasonably available (subject to the provisions of Section 6.06) records relating to such Third Party Claim upon reasonable request in writing and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VIII. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06  Payments.

(a)  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)  Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied pursuant to the terms of the Stock Repurchase Agreement.

Section 8.07  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08  Intentionally Omitted.

Section 8.09  Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct and claims seeking equitable relief) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek any remedy on account of any Party’s fraud, criminal or intentional misconduct or to seek and obtain any equitable or injunctive relief, including with respect to breaches of Section 6.07, to which any Person shall be entitled.

ARTICLE IX

TERMINATION

Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of UGC and Buyer;

(b)  by Buyer by written notice to UGC if:

(i)  Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of UGC’s receipt of written notice of such breach from Buyer; or

(ii)  any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)  by UGC by written notice to Buyer if:

(i)  no Seller is then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from UGC; or

(ii)  any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2022, unless such failure shall be due to the failure of a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)  by Buyer or UGC in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)  as set forth in this Article IX, Section 6.06 and Article X hereof; and

(b)  that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	UG, LLC 7033 E Greenway Pkwy, Suite 110 Scottsdale, AZ 85254 E-mail: ron@uncommon.today Attention: Ron Baldwin with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

E-mail: greg.samuel@haynesboone.com

Attention: Greg Samuel

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

E-mail: simin.sun@haynesboone.com

Attention: Simin Sun

If to Buyer:	C/O MSC Software Holdings LLC 466 King Street, Suite 400 Charleston, SC 29403 E-mail: bud@meetingstcap.com Attention: Claudius E. Watts IV, Managing Member
with a copy to:	Burr & Forman LLP Shelter Cove Executive Park 23-B Shelter Cove Lane Suite 400 Hilton Head Island, SC 29928 E-mail: tzwerner@burr.com Attention: Timothy M. Zwerner, Esq.

Section 10.03  Interpretation.

(a)  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b)  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, (iii) to a specific Law means such Law or specific provisions of Laws as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c)  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction by nonappealable judgment, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06  Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08  No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF DOVER AND COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13  Attorneys’ Fees. In the event of any legal Action (including arbitration) to enforce or interpret this Agreement, the non-prevailing party(s) shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing party(s) in such amount as they may be determined. In addition, such non-prevailing party shall pay reasonable attorneys’ fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment. This remedy shall be in addition to all other remedies set forth herein or in the Ancillary Documents.

Section 10.14  Investment in Buyer.  At the Closing, the existing stockholders of UGC, either through UCG or through a new single entity (that will be required to be party to the Stock Repurchase Agreement), will be offered the opportunity to purchase up to $2,000,000 in additional common stock issued by Buyer (the “Investment”) at a pre-money valuation of Buyer equal to $5,000,000.  Such Investment will be made pursuant to a customary subscription agreement reasonably acceptable to Buyer and UGC.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

UNCOMMON GIVING CORPORATION, a Delaware corporation.

By:	/s/ Ron Baldwin
Name: Ron Baldwin
Title: Chief Executive Officer

UGIV, LLC, a Delaware limited liability company

By:	/s/ Ron Baldwin
Name: Ron Baldwin
Title: Chief Executive Officer

UNCOMMON WORKPLACE, LLC, a Delaware limited liability company

By:	/s/ Earl Bridges
Name: Earl Bridges
Title: President and Chief Executive Officer

KEY HOLDERS:

Earl Bridges

/s/ Earl Bridges

Ron Baldwin

/s/ Ron Baldwin

Gene Baldwin

/s/ Gene Baldwin

Rob Kennedy

/s/ Rob Kennedy

Signature Page to Asset Purchase Agreement

BUYER:
UGC Holdings, Inc.

By:	/s/ Andrew L. Howell
Name: Andrew L. Howell
Title: President

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

Exhibit A

EXHIBIT B

FORM OF STOCK REPURCHASE AGREEMENT

Exhibit B